SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934

DATE OF REPORT:
March 16, 2017
(Date of Earliest Event Reported)

MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

1-9047	04-2870273
(Commission File Number)	(I.R.S. Employer Identification No.)

INDEPENDENT BANK CORP.

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(Address of Principal Executive Offices)

(Zip Code)

NOT APPLICABLE
(Former Address of Principal Executive Offices)

(Zip Code)

781-878-6100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2017, the Board of Directors of Independent Bank Corp. (the “Company”) adopted the Independent Bank Corp. 2017 Executive Incentive Plan (the “Plan”). The purpose of the Plan is to enable the Company to grant performance-based cash incentive awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable regulations (“Section162(m)”). Awards that qualify as “performance-based compensation” are not subject to the one million dollar federal income tax deduction limit that otherwise applies under Section 162(m) to compensation paid to “covered employees”. Under 162(m) “covered employees” are defined as the Chief Executive Officer and the three other most highly compensated named executive officers other than the chief financial officer.

The Plan provides for the payment of cash incentive awards upon the achievement of performance goals and performance targets established by our Compensation Committee (“Committee”). The Plan sets forth the business criteria (including performance goals) that the Committee may use for performance-based awards, and other provisions intended to enable performance-based awards to qualify as such under §162(m). The Plan will be initially effective in the 2017 fiscal year. The Company intends to present the Plan to shareholders for approval at the May 2017 annual meeting of shareholders. Approval of the Plan by shareholders is required in order for awards granted under the Plan to qualify as “qualified performance based compensation”.

The possible performance goals set forth in the Plan include, but are not limited to: earnings or earnings per share, return on assets, return on equity, return on capital, income, cash flow, asset quality, credit quality, charge-offs, reduction in non-performing loans, internal rate of return, revenue, gross margins, efficiency ratio, expenses or expense reduction or control, capital preservation, loan growth, stock price, book value, including tangible book value, net interest margin, capital ratios, equity to asset ratios, profit and any variant of profit or profitability (including net income). The Plan specifies that at the time the Committee determines the performance period, the performance goals and the performance targets, the Committee may specify adjustments, as set forth in the Plan, to be applied to the calculation of the performance targets.

The Plan sets the maximum annual award that can be earned by any participant at two million dollars, however the Plan expressly reserves to the Committee the right, in its sole and absolute discretion, to reduce, including a reduction to zero, any award otherwise payable.

Contemporaneously with the Board’s approval of the Plan, the Committee established profitability, as measured by reference to fiscal 2017 net income, as the 2017 fiscal year performance target that would permit funding of a cash incentive award. If profitability is achieved, a second tier of performance targets ( a “plan within a plan”) will be assessed by the Committee to determine the final amount of any cash bonus paid. The second tier performance targets selected by the Committee for fiscal year 2017 are generally consistent with metrics assessed in past years when determining cash incentive payments and include: return on assets, return on equity, charge-offs and non-performing assets. The Committee has established fiscal 2017 award opportunities for each participant as a percentage of base salary, ranging from 30% to 35% for named executive officers other than the Chief Executive Officer and up to 55% for the Chief Executive Officer. Based on achievement of the second tier performance targets, a participant can achieve a cash incentive award of 50% of the base salary percentage at the threshold level of performance, 100% of the base salary percentage at the target level of performance, and 150% of the base salary percentage at the maximum level of performance.

The Plan referenced herein will be attached as Appendix A to the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission in connection with the Company’s 2017 Annual Meeting of Shareholders to be held on May 18, 2017.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.

DATE: March 22, 2017	BY:/s/Edward H. Seksay
Edward H. Seksay
General Counsel